Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

APOLLO EDUCATION GROUP, INC.

(An Arizona corporation)

ARTICLE I

The name of the Corporation is Apollo Education Group, Inc. (the “Corporation”).

ARTICLE II

The name and street address of the Corporation’s statutory agent in the State of Arizona is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021. The street address of the known place of business of the Corporation is 4025 South Riverpoint Parkway, MS CF-KX01, Phoenix, Arizona 85040.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 1 of Title 10, Arizona Revised Statutes as it now exists or may hereafter be amended and/or supplemented from time to time (the “ARS”). The character of the business that the Corporation conducts in the State of Arizona includes that of holding stock or other ownership interests of corporations or other entities.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is one hundred (100) shares of capital stock (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the shareholders and shall have one vote for each share held by such holder of record, provided, that with respect to elections of directors, each holder of record of Common Stock shall be entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.

ARTICLE V

The name and address of the statutory agent of the Corporation is:

Corporation Service Company

2338 W Royal Palm Road, STE J

Phoenix, AZ 85021

ARTICLE VI

From time to time, any of the provisions of these Second Amended and Restated Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the ARS or other statutes or laws of the State of Arizona at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Second Amended and Restated Articles of Incorporation are granted subject to this reservation.

ARTICLE VII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the ARS or other statutes or laws of the State of Arizona, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the shareholders (except to the extent provided in ARS § 10-1020(A)(2)), but the shareholders may make, alter, amend or repeal the Bylaws whether adopted by the shareholders or otherwise.

ARTICLE VIII

To the fullest extent permitted by applicable law, a director or former director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. This provision shall not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law. If the ARS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the ARS, as so amended.

To the fullest extent permitted by law, the Corporation may indemnify a director or former director for any liability (as defined in ARS Section 10-850) to any person for any action taken, or any failure to take any action, except liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law.

The Corporation may advance expenses with respect to any liability for which it may so indemnify, on such terms and conditions as may be determined by the Corporation. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of ARS Sections 10-850 to 10-858 and, to the extent permitted by applicable law, shall apply whether or not the Corporation would have power to indemnify or advance expenses to the individual against the same liability under the provisions of ARS Sections 10-850 to 10-858 in the absence of the above authority. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of any contract or Corporation bylaw dealing with indemnification or advancement of expenses, provided, however, that any contract or bylaw purporting to make indemnification or advancement of expenses mandatory shall not apply to the indemnification authority pursuant to this ARTICLE VIII, which shall remain discretionary. Any determination to indemnify or advance expenses pursuant to this ARTICLE VIII shall be made by the Board by a majority vote. In addition, any determination to indemnify or advance expenses pursuant to this ARTICLE VIII may be made by any other authorizing method permitted by law.

ARTICLE IX

Meetings of shareholders may be held within or without the State of Arizona, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding Common Stock entitled to vote thereon, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the ARS) within or without the State of Arizona at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the shareholders of the Corporation, or at any special meeting of the shareholders of the Corporation called for such purpose, will, insofar as permitted by applicable law (and subject, if applicable, to ARS § 10-863), be as valid and as binding as though ratified by every shareholder of the Corporation; provided, however, that any failure of the shareholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or shareholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo, to the fullest extent permitted by applicable law, as the case may be, or its affiliates and (y) the Corporation, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim, that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Manager Person in writing, solely in his or her capacity as an officer or director of the Corporation, shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE X.

This ARTICLE X may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this ARTICLE X and any other Article or provision of these Second Amended and Restated Articles of Incorporation, this ARTICLE X shall prevail under all circumstances.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director, officer, employee, agent or shareholder of the Corporation arising pursuant to any provision of the ARS or the Bylaws or these Second Amended and Restated Articles of Incorporation (in each case, as they may be amended from time to time) or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Arizona (or, if no state court located within the State of Arizona has jurisdiction, the federal district court for the District of Arizona), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Arizona (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Arizona in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (i) deemed to have notice of and consented to the provisions of this ARTICLE XI and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this ARTICLE XI.

ARTICLE XII

To the fullest extent permitted by ARS §10-2743(B)(2), the Corporation elects not to be governed by Article 3 of Chapter 23 of Title 10 (ARS §§ 10-2741 through 10-2743) of the ARS.

Dated this 1st day of February, 2017

/s/ Sean B.W. Martin
Name: Sean B.W. Martin
Title: Secretary